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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     Form 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 ORSUSPENSION OF
       DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                    333-72404
                             Commission File Number

                        Gen-Net Lease Income Trust, Inc.
             (Exact name of Registrant as specified in its charter)

                        Gen-Net Lease Income Trust, Inc.
                              20136 East River Road
                              Grosse Ile, MI 48138
                                 (248) 553-7200
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  Common Stock
            (Titles of each class of securities covered by this Form)

                                      None
           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the boxes to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [___]      Rule 12h-3(b)(1)(i)            [___]
          Rule 12g-4(a)(1)(ii)  [___]      Rule 12h-3(b)(1)(ii)           [___]
          Rule 12g-4(a)(2)(i)   [___]      Rule 12h-3(b)(2)(i)            [___]
          Rule 12g-4(a)(2)(ii)  [___]      Rule 12h-3(b)(2)(ii)           [___]
                                 Rule 15d-6 [X]

Number of shareholders of record as of the certification date (January 1, 2003):
64
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Pursuant to the requirements of the Securities Exchange Act of 1934, Gen-Net
Lease Income Trust, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 31, 2003            By:   /s/  Jerry D. Bringard
                                         ---------------------------------------
                                         Name:  Jerry D. Bringard
                                         Title: President and Chair of the Board

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